Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-267167, No. 333-198152, No. 333-144216, and No. 333-171258) on Form S-8 of our report dated June 23, 2026, with respect to the financial statements and the supplemental schedule of The Bank of New York Mellon Corporation 401(k) Savings Plan.

/s/ KPMG LLP

Pittsburgh, Pennsylvania
June 23, 2026